Exhibit 99.1

AC Management Group, LLC and Affiliates
Consolidated Financial Statements
December 31, 2021 and 2020

5300 N. Central #200 • Phoenix, Arizona 85012

602.776.6300 • 1.888.346.0072 • FAX: 602.279.4537 • WWW.PRICEKONG.COM

Table of Contents

Page
Independent Auditor’s Report	1-2
Consolidated Financial Statements
Consolidated Statements of Financial Position	3
Consolidated Statements of Income	4
Consolidated Statements of Changes in Members’ Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7

i

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

AC Management Group, LLC and Affiliates

Tempe, Arizona

Opinion

We have audited the accompanying consolidated financial statements (“financial statements”) of AC Management Group, LLC (an Arizona corporation) and Affiliates (Arizona nonprofit organizations), which comprise the statements of financial position as of December 31, 2021 and 2020, and the related statements of income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AC Management Group, LLC and Affiliates as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of AC Management Group, LLC and Affiliates and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about AC Management Group, LLC and Affiliates’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

5300 N. Central #200 • Phoenix, Arizona 85012

602.776.6300 • 1.888.346.0072 • FAX: 602.279.4537 • WWW.PRICEKONG.COM

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of AC Management Group, LLC and Affiliates’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about AC Management Group, LLC and Affiliates’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Price, Kong & Co., CPA’s, P.A.

Price, Kong & Co., CPA’s, P.A.

Phoenix, Arizona

March 22, 2022

AC MANAGEMENT GROUP, LLC & AFFILIATES
Consolidated Statements of Financial Position
December 31, 2021 and 2020

ASSETS
	2021	2020
Current Assets
Cash and cash equivalents	$503,343	$2,133,021
Accounts receivable	243,956	107,462
Inventory	1,373,999	1,272,231
Prepaid expenses	323,087	172,685
Total Current Assets	2,444,385	3,685,399
Noncurrent Assets
Property and equipment, net of accumulated depreciation	12,300,262	6,553,836
Security deposits	82,100	77,100
Total Noncurrent Assets	12,382,362	6,630,936
Total Assets	$14,826,747	$10,316,335

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable	$999,404	$245,874
Accrued expenses	454,661	516,800
Income tax payable	424,758	521,355
Due to related parties	330,978	179,750
Sales tax payable	522,585	64,685
Current portion of capital lease payable	122,326	-
Current portion of related party notes payable	818,185	-
Current portion of deferred rent liability	10,996	-
Total Current Liabilities	3,683,893	1,528,464
Noncurrent Liabilities
Capital lease payable, less current portion	53,305	-
Related party notes payable, less current portion	181,815	-
Deferred rent liability, less current portion	100,813	-
Deferred tax liability	144,000	30,000
Total Noncurrent Liabilities	479,933	30,000
Total Liabilities	4,163,826	1,558,464
Members’ Equity	10,662,921	8,757,871
Total Liabilities and Members' Equity	$14,826,747	$10,316,335

The accompanying notes are an integral part of these consolidated financial statements.

AC MANAGEMENT GROUP, LLC & AFFILIATES
Consolidated Statements of Income
December 31, 2021 and 2020

	2021	2020
Revenues
Medicinal sales	$4,295,934	$6,214,246
Recreational sales	3,833,396	-
Wholesale sales	4,405,475	4,159,667
Total Revenues	12,534,805	10,373,913

Cost of Goods Sold	9,642,847	6,437,456

Gross Profit	2,891,958	3,936,457

Operating Expenses
Salaries and wages	2,198,472	1,324,339
Rent	636,509	305,555
Advertising	470,993	212,904
Professional fees	266,386	167,334
Royalties	177,915	163,749
Depreciation	104,027	1,053
Computer and internet	89,615	36,633
Travel and training	85,956	52,893
Insurance	80,741	34,854
Office expenses	70,647	36,845
Licensing	68,822	-
Repairs and maintenance	35,733	23,511
Utilities	25,377	19,368
Bad debt expense	-	11,400
Other	90,198	79,031
Total Operating Expenses	4,401,391	2,469,469

Operating Income (Loss)	(1,509,433)	1,466,988

Other Income (Expense)
ATM fees	6,759	9,437
License rental income	29,000	-
Interest expense	(31,653)	-
Income tax expense	(156,909)	(523,173)
Deferred tax expense	(114,000)	(30,000)
Gain on disposal of fixed assets	4,671	-
Other income	31,064	50,000
Total Other Income (Expense)	(231,068)	(493,736)
Net Income (Loss)	$(1,740,501)	$973,252

The accompanying notes are an integral part of these consolidated financial statements.

AC MANAGEMENT GROUP, LLC & AFFILIATES
Consolidated Statements of Changes in Members' Equity
December 31, 2021 and 2020

Members' Equity as of January 1, 2020	$1,733,261
Members’ Contributions	6,051,358
Net Income	973,252
Members’ Equity as of December 31, 2020	8,757,871
Members’ Contributions	3,645,551
Net Loss	(1,740,501)
Members’ Equity as of December 31, 2021	$10,662,921

The accompanying notes are an integral part of these consolidated financial statements.

AC MANAGEMENT GROUP, LLC & AFFILIATES
Consolidated Statements of Cash Flows
December 31, 2021 and 2020

	2021	2020
Net income (loss)	$(1,740,501)	$973,252
Adjustments to reconcile change in members' equity to net cash provided by (used for) operating activities:
Depreciation expense	411,052	38,866
Gain on disposal of fixed assets	(4,671)	-
(Increase) decrease in operating assets:
Accounts receivable	(136,494)	77,152
Inventory	(101,768)	(431,485)
Prepaid expenses	(150,402)	(147,606)
Increase (decrease) in operating liabilities:
Accounts payable	753,530	187,845
Accrued expenses	(62,139)	304,314
Income tax payable	(96,597)	469,146
Sales tax payable	457,900	(2,590)
Due to related party	151,228	139,187
Deferred rent liability	111,809	-
Deferred tax liability	114,000	30,000
Net cash provided by (used for) operating activities	(293,053)	1,638,081

Cash Flows from Investing Activities:
Insurance claim payment	21,393	-
Purchases of property and equipment	(5,912,280)	(6,293,755)
Net cash used for investing activities	(5,890,887)	(6,293,755)

Cash Flows from Financing Activities:
Principal payments on notes payable to related party	(91,289)	-
Issuance of notes payable to related party	1,000,000	-
Contributions from members	3,645,551	6,051,358
Net cash provided by financing activities	4,554,262	6,051,358

Net Change in Cash	(1,629,678)	1,395,684
Cash - Beginning of Year	2,133,021	737,337
Cash - End of Year	$503,343	$2,133,021
Supplemental Disclosure of Cash Flow Information
Property acquired under capital lease	$266,920	$-
Interest paid	$31,653	$-
Income taxes paid	$253,096	$51,300

The accompanying notes are an integral part of these consolidated financial statements.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

NOTE 1 – NATURE OF OPERATIONS

AC Management Group, LLC (“AC Management”) is an Arizona Limited Liability Company organized in May 2015. The Company is engaged in the leasing of supplies, labor, and other managed services to two medical marijuana dispensaries located in the state of Arizona, as described below. AC Management engages only with those dispensaries that are properly licensed and in good standing with the state of Arizona. The services are performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions.

CJK, Inc. dba Hana Meds (“CJK”) is an Arizona corporation operating on a not-for- profit basis that was incorporated in April 2012. CJK’s mission is to function as a full service alternative health and wellness facility that provides cannabis and natural homeopathic remedies in a compassionate, safe and supportive environment for qualified patients and caregivers. To this end, CJK operates as a marijuana dispensary and a marijuana cultivation facility, while at all times complying with the Arizona Medical Marijuana Act, Arizona Revised Statutes (A.R.S.) Title 36, Chapter 28 (the “Act”), and the rules and regulations propagated by the Arizona Department of Health Services (“DHS”) (the “Rules” thereunder).

Broken Arrow Herbal Center, Inc. dba Hana Meds (“Broken Arrow”) is an Arizona corporation operating on a not -for-profit basis that was incorporated in June 2011. Broken Arrow’s mission is to function as a full service alternative health and wellness facility that provides cannabis and natural homeopathic remedies in a compassionate, safe and supportive environment for qualified patients and caregivers. To this end, Broken Arrow operates as a marijuana dispensary and a marijuana cultivation facility, while at all times complying with the Act, and the Rules.

In November 2020, Arizona voters passed Arizona Proposition 207, a Marijuana Legalization Initiative that legalized the possession and use of marijuana for adults (age 21 years or order). Under Arizona Revised Statutes (A.R.S.) Title 36, Chapter 28.2 Responsible Adult Use of Marijuana (the Smart and Safe Arizona Act) and Arizona Administrative Code Title 9, Chapter 18, Adult-Use of Marijuana Program, CJK and Broken Arrow obtained marijuana establishment licenses in addition to the medical registration certificates. Accordingly, CJK and Broken Arrow operate as dual licensees wherein they may dispense medical marijuana to registered qualifying patients, and sell marijuana to adults who are at least 21 years of age.

Altogether, the entities listed above are referred to as AC Management Group, LLC and Affiliates (“the Company”).

The Company’s operations are dependent on the Arizona medical marijuana dispensaries, including the economic and legal conditions which affect the medicinal cannabis and health care industries. Changes in those conditions may affect the Company’s continuing operations.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its affiliates described in Note 1. All intercompany balances and transactions have been eliminated upon consolidation.

Accounting Method

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting under accounting principles generally accepted in the United States of America (“U.S. GAAP”) . In accordance with this method of accounting, revenue is recognized in the period in which it is earned and expenses are recognized in the period in which they are incurred. All revenue and expenses which are applicable to future periods have been presented as deferred or prepaid on the accompanying statements of financial position

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure. The Company conducts substantially all of its business in Arizona. Additionally, the Company operates in the marijuana industry. Consequently, any significant economic downturn in the Arizona market or any changes in the federal government’s enforcement of current federal laws or changes in state laws could potentially have a negative effect on the Company’s business, results of operations and financial condition. The majority of the Company’s cash and cash equivalents are held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses in these accounts. Uninsured balances totaled $264,456 and $1,454,613 for each year ending December 31, 2021 and 2020, respectively. The Company had no cash equivalents at December 31, 2021 and 2020.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated statements of financial position for cash, accounts receivable, prepaid expenses, inventory, and other current assets, accounts payable, accrued expenses, and other payables approximate their fair market value based on the short-term maturity of these instruments.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are those used in determining collectability of accounts receivable and useful lives of property and equipment. Actual results may differ from those estimates.

AC Management Group, LLC and Affiliates

Notes to the Consolidated Financial Statements

December 31, 2021 and 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and deposits in financial institutions and other deposits that are readily convertible into cash. For purposes of the statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

Accounts receivable due under the management contracts are recorded based on contractual prices and terms specific to the contract. The Company provides for potentially uncollectable accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectable accounts receivable and existing economic conditions. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Normal accounts receivable are due 15 days after the issuance of the invoice. Receivables past due more than 60 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

At December 31, 2021, 2020, and 2019, the net trade accounts receivable balance was $ 243,956, $107,462, and $ 184,614, respectively. The allowance for doubtful accounts was $4,565, $25,000, and $25,000, as of December 31, 2021, 2020, and 2019, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined by the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line method over their estimated useful lives, typically 3 to 10 years and up to 39 years for buildings. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the life of the improvement or the term of the lease. The Company has a capitalization policy of $1,000.

Operating Leases

A lease of property and equipment is classified as an operating lease whenever the terms of the lease do not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments are recognized as an expense on a straight- line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed.

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Revenues

The Organization derives its revenues primarily from the sale of marijuana, CBD, and related products in Arizona. Revenues are recognized at a point in time when control of these products is transferred to its customers, in an amount that reflects the consideration the Organization expects to be entitled to in exchange for those products. Sales and other taxes the Organization collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense.

The Organization does not have any significant financing components as payment is received at or shortly after the point of sale. Costs incurred to obtain a contract will be expenses as incurred when the amortization period is less than a year.

Variable Consideration

The nature of the Company’s business gives rise to variable consideration, including rebates, allowances, and returns that generally decrease the transaction price which reduces revenue. These variable amounts are generally credited to the customer, based on achieving certain levels of sales activity, product returns or price concessions.

Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based upon historical experience and known trends.

The Company determined that no reserve was necessary for variable consideration based on its historical experience.

Advertising

The Company expenses advertising as incurred. During the years ended December 31, 2021 and 2020, the Company incurred advertising expenses of $470,993 and $212,904, respectively.

Income Taxes – AC Management Group, LLC

AC Management Group, LLC has elected to be taxed as a partnership for Federal and state income tax purposes, wherein all income or loss of the Company are passed through to the members and reported on their respective income tax returns. Accordingly, no provision for income taxes has been included in these consolidated financial statements related to AC Management Group, LLC.

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Income Taxes – AC Management Group, LLC - continued

U.S. GAAP require management to perform an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for Federal and state purposes. Due to the nature of the industry the Company serves, it is possible that the IRS would impose Internal Revenue Code Section 280E (“280E”). The imposition of 280E would disallow all tax deductions for general and administrative expenses. Management believes the imposition of 280E cannot be reasonably estimated and is unlikely to occur.

Income Taxes – CJK and Broken Arrow

In accordance with the Act, the CJK and Broken Arrow are registered non-profit entities under Arizona law, and therefore are not subject to state income tax. Due to the nature of the CJK and Broken Arrow’s activities under Federal law, they are considered unable to qualify as tax exempt organizations under Section 501 of the Internal Revenue Code of 1986, as amended (the “Code”).

Moreover, pursuant to Section 280E of the Code, these organizations may not be permitted to take tax deductions for certain operating expenses. Because they are not non-profit entities under Federal law, they are therefore subject to Federal income tax. Furthermore, costs of medicinal sales are the only deductible expenses under Federal case law. Management believes that the guidance under Code Section 280E has been appropriately applied.

U.S. GAAP, imposes a threshold for determining when an income tax benefit can be recognized. The threshold imposed for financial statement reporting is generally higher than the threshold imposed for claiming deductions in income tax returns. There is no liability, asset, or provision for income taxes reported by these organizations as a result of applying this threshold.

These organizations adopted the accounting standard for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, they may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. As a result of implementation of this guidance, management believes that any uncertainties do not represent a significant liability.

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Income Taxes – CJK and Broken Arrow - continued

In the normal course of business, the Company is subject to examination by taxing authorities. Generally, the Company is no longer subject to examinations for income tax returns filed more than three years ago.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to recognize a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The pronouncement requires a modified retrospective method of adoption and is effective on January 1, 2022, with early adoption permitted. The Company has not yet completed its assessment of the impact the adoption of this pronouncement will have on the financial statements.

Reclassifications

Certain accounts in the prior-year statements have been reclassified for comparative purpose to conform to the presentation in the current-year financial statements.

Subsequent Events

Subsequent events have been evaluated by management through March 22, 2022, which is the date the consolidated financial statements were available to be issued.

NOTE 3 – INVENTORIES

Components of the Company’s inventories as of December 31, 2021 and 2020, consist of the following:

	2021	2020
Flower	$582,578	$972,743
Concentrates	361,441	103,870
Materials and supplies	202,345	138,459
Edibles	147,762	53,889
Work in Process	69,568	-
Topicals	6,344	443
Accessories	3,961	2,827
Total inventory	$1,373,999	$1,272,231

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2021 and 2020 are summarized as follows:

	2021	2020
Leasehold improvements	$11,946,523	$397,678
Vehicles and equipment	835,446	238,546
Less: Accumulated depreciation	(481,707)	(81,050)
Net, depreciable property and equipment	12,300,262	555,174
Construction in progress	-	5,998,662
Net, property and equipment	$12,300,262	$6,553,836

Depreciation expense for the years ended December 31, 2021 and 2020, totaled $411,052 and $38,866, a portion of which has been allocated to cost of goods sold. Of these depreciable assets $483,473 were related to capital leases with accumulated depreciation of $34,534 for the year ended December 31, 2021.

NOTE 5 – OPERATING LEASES

On May 1, 2018, Broken Arrow entered into a new lease for the Chino Valley, AZ property, with a term of 22 years, expiring April 30, 2040. The third amendment to this agreement dictates a fixed monthly base rent of $55,195, as well as real property and other taxes. There is an additional 30,000 square feet of space that is to become operational in 2022 and will require an additional lease amendment to be executed at a new agreed upon rate.

On May 1, 2018, Broken Arrow entered into a new lease for the Green Valley, AZ property, with a term of 22 years, expiring April 30, 2040 with a fixed monthly base rent of $3,500, as well as property and other taxes.

On May 1, 2018, CJK entered into a lease for the Tempe, AZ property, with a term of 22 years, expiring April 30, 2040. The first amendment to this agreement dictates a fixed monthly base rent of $49,200, as well as real property and other taxes. The rent is allocated between CJK, for use of cultivation space, and AC Management, for use of administration space.

On May 1, 2018, CJK entered into a lease for the Kingman, AZ property, with a term of 22 years, expiring April 30, 2040, with a fixed monthly base rent of $4,000, as well as real property and other taxes. The related Hana dispensary moved from Kingman to Phoenix in June 2021. CJK was still leasing this facility as of the date these consolidated financial statements were available to be issued.

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 5 – OPERATING LEASES – continued

On March 15, 2021, CJK entered into a non-level payment lease agreement for the new Phoenix, AZ dispensary property, with a term of 10 years, expiring February 28, 2031. The lease agreement calls for escalating payments and as of December 31, 2021 the monthly payment was $17,500. According to U.S. GAAP, the accounting for non-level lease payments requires the rent expense to be reported on a straight-line method over the life of the lease. Accordingly, the Company has recorded a deferred rent liability associated with this lease in the amount of $111,809 as of December 31, 2021.

Future minimum rental payments on the non-cancelable leases as of December 31, 2021 are as follows:

For the year ended December 31,
2022	$1,557,115
2023	1,562,474
2024	1,567,968
2025	1,573,598
2026	1,579,370
Thereafter	18,954,085
Total	$26,794,610

The total rental expense for the years ending December 31, 2021 and 2020 was $1,513,738 and $979,363, respectively, a portion of which has been allocated to cost of goods sold.

NOTE 6 – RELATED PARTY TRANSACTIONS

TC AZ Holdings II, Inc.

CJK entered into an agreement for royalties with a company that is owned by certain members of CJK’s Board of Directors. The total due to the related party for the year ended December 31, 2021 and 2020 was $330,978 and $179,750, respectively.

AC Management entered into a note agreement with TC AZ Holdings II, Inc. in June 2021 to provide a working capital loan in the amount of $500,000. Per the agreement, the interest rate is 10% per annum and the maturity date is November 21, 2022. Monthly interest only payments are due beginning July 2021 until January 2022, at which time a principal payment in the amount of $45,455 is due.

AC Management entered into a second note agreement with TC AZ Holdings II, Inc. in November 2021 to provide a working capital loan in the amount of $500,000. Per the agreement, the interest rate is 10% per annum and the maturity date is April 5, 2023. Monthly interest only payments are due beginning December 2021 until June 2022, at which time a principal payment in the amount of $45,455 is due.

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 6 – RELATED PARTY TRANSACTIONS – continued

TC AZ Holdings II, Inc. - continued

Future minimum principal payments on the note agreements as of December 31, 2021 are as follows:

For the year ended December 31,
2022	$818,185
2023	181,815
Total	$1,000,000

NOTE 7 – CAPITAL LEASES

The Company leases cultivation equipment under a capital lease agreement, due in monthly installments of $11,137, with an interest rate of approximately 9.3% expiring in June 2023. The leased cultivation equipment is considered to be capital. The underlying equipment is included in property and equipment on the accompanying statements of financial position and depreciation expense on the accompanying statements of income.

Future minimum lease payments required under the capital lease agreements as of December 31, 2021 are as follows:

Total payments of capital lease	$175,631
Less: amount representing interest	(12,586)
Present value of future minimum lease payments	163,045
Less: Current maturities	(122,326)
Total long-term portion of capital leases payable	$40,719

Future minimum lease payments as of December 31, 2021 are as follows:

For the year ended December 31,
2022	$122,326
2023	50,305
Total	$175,631

AC Management Group, LLC and Affiliates
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

NOTE 8 – INCOME TAXES

Under Federal law, the Organization is a taxable entity and is therefore subject to Federal income tax. Deferred income taxes are a result of timing differences between book and taxable income. The major timing difference for deferred income taxes payable as of December 31, 2021 is as follows:

Deferred Tax Liability

Tax versus book depreciation differences	$685,236
Approximate federal tax rates over recovery period	21%

Deferred Income Tax Liability (rounded)
$144,000

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believe that the Company are in compliance with applicable local and state regulation as of December 31, 2021, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company could indirectly be subject to regulatory fines, penalties, or restrictions.

Periodically, the Company may be contingently liable with respect to claims incidental to the ordinary course of its operations. In the opinion of management, and based on management’s consultation with legal counsel, the ultimate outcome of such matters will not have a materially adverse effect on the Company. Accordingly, no provision has been made in the accompanying financial statements for losses, if any, which might result from the ultimate disposition of these matters should they arise.

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